UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

Russell Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5822	63-0180720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3330 Cumberland Blvd., Suite 800, Atlanta, Georgia 30339

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 742-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2006, Russell Corporation (“Russell”) and certain of its subsidiaries, which are Brooks Sports, Inc. (“Brooks Sports”), Cross Creek Holdings, Inc. (“Cross Creek Holdings”), Cross Creek Apparel, LLC (“Cross Creek Apparel”), Jerzees Apparel, LLC (“Jerzees”), Mossy Oak Apparel Company (“Mossy Oak”), Russell Financial Services, Inc. (“Russell Financial”), DeSoto Mills, LLC (“DeSoto Mills”), Russell Asset Management, Inc. (“Russell Asset”), Russell Apparel LLC (“Russell Apparel”), RINTEL Properties (“RINTEL”) and Russell Yarn, LLC (“Russell Yarn”; Russell Yarn, together with RINTEL, Russell Apparel, Russell Asset, DeSoto Mills, Russell Financial, Mossy Oak, Jerzees, Cross Creek Apparel, Cross Creek Holdings, Brooks Sports, and Russell, the “Borrowers”), entered into an amended and restated revolving credit facility with certain financial institutions party thereto from time to time and Bank of America, N.A., as Administrative Agent (the “Credit Facility”).

The Credit Facility amended and restated in its entirety that certain Loan and Security Agreement dated as of April 18, 2002, among the Borrowers, certain financial institutions party thereto from time to time, and Bank of America, N.A. (as successor to Fleet Capital Corporation), as Administrative Agent, to among other things, (i) increase the credit facility from $325.0 million, (ii) extend the maturity date of the credit facility, (iii) reduce the interest rates applicable to the credit facility in accordance with a performance pricing grid, (iv) relax the covenant package in several respects to provide Russell with greater operating flexibility, and (v) contemplate the acquisition by Berkshire Hathaway, Inc. (“Berkshire Hathaway”) of substantially all of the equity interests of Russell (the “Russell Acquisition”) pursuant to that certain Agreement and Plan of Merger dated April 17, 2006 by and among Berkshire Hathaway, F. Subsidiary Inc. and Russell.

The Credit Facility provides for up to $375.0 million in revolving credit loans, swingline loans and the issuance of letters of credit and permits the Borrowers to increase the credit facility by up to an additional $100.0 million (subject to, among other things, covenant compliance with Russell’s 9.25% Senior Notes Indenture). The Credit Facility terminates on December 28, 2007 (the “Original Maturity Date”), or, if prior to the Original Maturity Date the Borrowers request an extension of the Original Maturity Date and satisfy certain conditions set forth in the Credit Facility (including the payment of an extension fee), the Credit Facility will terminate on June 30, 2011, unless terminated earlier pursuant to the terms of the Credit Facility. The Borrowers are jointly and severally obligated under the Credit Facility, and the obligations of the Borrowers are secured by substantially all of the assets of the Borrowers.

Borrowings of revolving loans under the Credit Facility will bear interest either (i) at the rate of interest announced by Bank of America, N.A. as its prime rate plus an applicable margin initially equal to 0.00%, which applicable margin is subject to quarterly adjustments in accordance with a pricing grid based on a consolidated adjusted fixed charge coverage ratio with percentages ranging from as low as 0.00% to no higher than

0.25% or (ii) at a rate determined with reference to LIBOR plus an applicable margin initially equal to 1.25%, which applicable margin is subject to quarterly adjustments in accordance with a pricing grid based on a consolidated adjusted fixed charge coverage ratio with percentages ranging from as low as 1.00% to no higher than 1.75%. The Credit Facility also requires the payment of an unused commitment fee on the unused commitment of each lender under the Credit Facility equal to 0.25% per annum subject to quarterly adjustments in accordance with a pricing grid based on a consolidated adjusted fixed charge coverage ratio with percentages ranging from as low as 0.25% to no higher than 0.30%.

The Credit Facility contains a financial covenant requiring the Borrowers to meet a certain fixed charge coverage ratio if availability under the Credit Facility is less than $40.0 million and contains certain operating covenants which, among other things, impose certain limitations with respect to additional indebtedness, investments, dividends and prepayments of subordinated indebtedness, transactions with affiliates, asset sales, mergers and consolidations, liens and other matters customarily addressed in such agreements. The Credit Facility also contains customary events of default, including, without limitation, payment defaults, material inaccuracies in representations and warranties, covenant defaults, cross-defaults to certain agreements, certain events of bankruptcy and insolvency, certain ERISA events, judgment defaults in excess of specified amounts, and a change in control (other than a change in control resulting from the Russell Acquisition).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSSELL CORPORATION (Registrant)

July 7, 2006	By:	/s/ Robert D. Koney, Jr.
Robert D. Koney, Jr.
Senior Vice President and Chief Financial Officer